EXHIBIT 99.1


           BIB HOLDINGS COMPLETES TRANSACTION WITH INCODE CORPORATION

New Jersey, November 30, 2004 - BIB Holdings Ltd. ("BIB") (OTCBB: BIBO), today announced the completion of a merger by its subsidiary, BIB Acquisition, Inc., with and into Incode Corporation ("Incode"), a privately held technology services company whose business model is the acquisition, development and commercialization of innovative subscription-based eBusinesses.

Simultaneously with the completion of the Incode merger, BIB disposed of its apparel division, BIB Ltd., and all of its assets in return for the assumption by the purchaser of all of its liabilities. The spin-off of the apparel division increased the Company's relative working capital position by about $880,000 and decreased the Company's total liabilities by about $2.7 million, which is the equivalent of about $0.013 per common share.

James Grainer, Incode's president and chief financial officer, said "we are thrilled to have completed these transactions and we look forward with great anticipation to scaling our model. We believe that a public platform will give us competitive advantages relative to the acquisition and development of our intended portfolio of successful eBusinesses."

Incode's goal is to sequentially develop numerous subscription-based eBusinesses that are capable of generating recurring revenue streams and above-average operating margins. Its tactical plan is to develop and/or acquire these businesses sequentially, driving each to critical mass and leveraging their respective earnings into the continued development of additional subscription-based eBusinesses. The first of these eBusinesses will be in the lucrative online personals industry.

In connection with the completion of the relevant agreements, the Company issued one million shares of its Series A preferred stock. Each share of Series A preferred stock is entitled to four hundred votes at any meeting of the Company's shareholders, and is convertible into two hundred shares of common stock at any time after December 31, 2005.

ABOUT INCODE CORPORATION

Incode was founded to acquire, develop and commercialize innovative and profitable subscription-based eBusinesses in the online dating, information, retail, industrial, and financial services sectors. Incode recently announced its plans to acquire an industrial services subscription portal, several online dating services, and to develop a streaming financial and market information service in connection with the merger with BIB. Additional information is available online at www.incodetech.com.

SAFE HARBOR STATEMENT

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of BIB Holdings Ltd., and members of their management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.